Exhibit 99.1

For release: February 20, 2018

Contact: John, K. Lines, SVP, General Counsel

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the year ended December 31, 2017 totaled $966,996,000 compared to $926,638,000 for the year ended December 31, 2016, an increase of 4.4%. For the year ended December 31, 2017, net income attributable to NHC was $56,205,000 compared to $50,538,000 for the 2016 year, an increase of 11.2% and reflects the 2017 fourth quarter tax benefit adjustment of $8.5 million from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). Excluding the 2017 Tax Act adjustment and the operating losses from the two newly constructed skilled nursing facilities and three assisted living facilities placed in service in 2017 and 2016, net income attributable to NHC would have been $51,526,000 for the year ended December 31, 2017.

Diluted earnings per share were $3.69 and $3.32 for the years ended December 31, 2017 and 2016, respectively, which is an increase of 11.1% and also reflects the positive 2017 Tax Act adjustment.

Net operating revenues for the three months ended December 31, 2017 totaled $246,311,000 compared to $238,001,000 for the same three months in 2016, an increase of 3.5%. The fourth quarter of 2017 net income attributable to NHC was $21,470,000, or $1.41 per diluted share, which includes the $8.5 million Tax Act adjustment. In the fourth quarter of 2016, net income attributable to NHC was $13,863,000, or $0.91 per diluted share.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing facilities with 9,597 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, and 36 homecare programs. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(unaudited)
Revenues:
Net patient revenues	$33,989	$227,484	$19,843	$880,724
Other revenues	12,322	10,517	47,153	45,914
Net operating revenues	246,311	238,001	966,996	926,638

Costs and expenses:
Salaries, wages and benefits	145,404	142,516	572,043	548,007
Other operating	62,156	56,262	252,934	233,833
Facility rent	10,094	10,332	40,367	41,292
Depreciation and amortization	11,043	10,176	42,652	39,023
Interest	1,291	1,028	4,890	3,941
Total costs and expenses	229,988	220,314	912,886	866,096

Income before non-operating income	16,323	17,687	54,110	60,542
Non-operating income	4,392	4,876	20,439	19,665

Income before income taxes	20,715	22,563	74,549	80,207
Income tax (provision)/benefit	581	(8,700)	(18,867)	(29,669)
Net income	21,296	13,863	55,682	50,538

Loss attributable to noncontrolling interest	174	-	523	-

Net income attributable to National HealthCare Corporation	$21,470	$13,863	$56,205	$50,538

Earnings per common share
Basic	$1.41	$0.92	$3.70	$3.34
Diluted	$1.41	$0.91	$3.69	$3.32

Weighted average common shares outstanding
Basic	15,200,619	15,150,514	15,189,920	15,134,518
Diluted	15,222,343	15,176,453	15,218,962	15,206,997

Dividends declared per common share	$0.48	$0.45	$1.89	$1.75

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2017	2016

Cash, cash equivalents and marketable securities	$198,203	$164,348
Restricted cash, cash equivalents and marketable securities	174,698	188,958
Current assets	329,311	290,857
Property and equipment, net	549,319	559,624
Total assets	1,096,526	1,087,447
Current liabilities	155,065	150,928
Long-term debt	100,000	120,000
NHC stockholders' equity	702,738	669,611

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Selected Operating Statistics

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$459.14	$462.59	$460.82	$452.51
Managed Care	400.91	413.40	405.67	404.78
Medicaid	187.07	186.24	186.53	182.89
Private Pay and Other	231.17	225.98	231.61	224.53

Average Skilled Nursing Per Diem	$265.30	$262.87	$266.45	$259.80

Skilled Nursing Patient Days:
Medicare	121,295	115,970	481,580	475,637
Managed Care	58,421	56,342	244,908	222,635
Medicaid	321,653	325,940	1,281,432	1,284,722
Private Pay and Other	183,633	180,787	725,460	712,570

Total Skilled Nursing Patient Days	685,002	679,039	2,733,380	2,695,564